Exhibit 4.1

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) is dated March  [  ], 2015, between Solar3D, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively as the “Warrant Agent”.

WHEREAS, the Company proposes to issue warrants (collectively, the “Warrants”) to acquire up to 3,000,000 shares, subject to adjustment as provided herein, of common stock, $0.01 par value (“Common Stock”), of the Company (collectively, the “Warrant Shares”);

WHEREAS, each Warrant shall represent the right to purchase from the Company, at an initial price of $4.15 per share (the “Exercise Price”), the number of shares specified on the certificates evidencing the Warrants (the “Warrant Certificates”); and

WHEREAS, Warrant Agent is willing to serve as the Warrant Agent in connection with the issuance of Warrant Certificates and the other matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company, the Warrant Agent and the record holders from time to time of the Warrants (each, a “Holder” and collectively, the “Holders”), the parties hereby agree as follows:

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the city of New York or the State of New Jersey are authorized or required by law or other government action to close.

“Closing Sale Price” means, for any security as of any date, the closing trade price for such security on The NASDAQ Capital Market, as reported by Bloomberg, or, if The NASDAQ Capital Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if The NASDAQ Capital Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined, in good faith, by the Board of Directors of the Company (the “Board”).

“Date of Exercise” means the date on which the Holder shall have delivered to the Warrant Agent the Form of Election to Purchase (with the Warrant Shares Exercise Log attached to it), appropriately completed and duly signed, provided that, in the case of a Cash Exercise (as defined below), payment of the Exercise Price in accordance with Section 9 for the number of Warrant Shares so indicated by the Holder to be purchased is paid within two Trading Days of such date; provided, however, that if payment of the Exercise Price is not made within two Trading Days of such date, the Date of Exercise shall be one Trading Day following receipt of such payment by the Warrant Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder.

“Expiration Date” means the date 5 years after the Initial Issuance Date.

“Initial Issuance Date” means March 9, 2015.

“Market Price” of a share of Common Stock on any date shall mean the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Form of Election to Purchase.

“Person” means a corporation, association, partnership, limited liability corporation, organization, business, individual, government or political subdivision thereof or governmental agency.

“Trading Day” means (i) a day on which the shares of Common Stock are traded on The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE MKT or other national securities exchange on which the shares of Common Stock are then listed or quoted, or (ii) if the shares of Common Stock are not listed on any such exchange or market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the shares of Common Stock are not listed on any such exchange or market or quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in clause (i), (ii) or (iii) hereof, then Trading Day shall mean a Business Day.

2. Form of Warrant Certificates.

(a)           The Warrant Certificates shall be issued in registered form only and shall be substantially in the form attached hereto as Exhibit A, shall be dated the date of issuance thereof (whether upon initial issuance, register of transfer, exchange or replacement) and shall not bear any restrictive legends. Warrant Certificates evidencing Warrants to purchase the number of shares of Common Stock specified on each Warrant Certificate shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Treasurer or Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(b)           Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant Certificate shall be invalid and of no effect and may not be exercised by the holder thereof. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate has been duly issued under the terms of this Agreement.  The Warrant Agent can sign by either manual or facsimile signature.

(c)           Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of Warrant Certificates. Upon the initial issuance of the Warrant Certificates, the Warrant Agent shall issue and register the Warrant Certificates in the names of the respective holders thereof in such denominations and otherwise in accordance with written instructions delivered to the Warrant Agent by the Company. The Company and the Warrant Agent may deem and treat the registered Holder of each Warrant Certificate as the absolute owner of the Warrants represented thereby for the purpose of any exercise thereof or any distribution to the Holder, and for all other purposes, absent actual written notice to the contrary.

(d)           Registration of Transfers. The Warrant Agent shall register the transfer of any portion of an outstanding Warrant in the Warrant Register, upon surrender of the Warrant Certificate representing such Warrant, with the Form of Assignment attached thereto properly completed and duly signed, to the Warrant Agent at its office designated for such purpose.  In connection with any such registration or transfer, a party requesting transfer of Warrants must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. Upon any such registration or transfer, the Company shall execute and the Warrant Agent shall countersign a new Warrant Certificate substantially in the form attached hereto as Exhibit A (any such new Warrant Certificate, a “New Warrant Certificate”), evidencing the portion of the Warrant Certificate so transferred shall be issued to the transferee and a New Warrant Certificate evidencing the remaining portion of the Warrant Certificate not so transferred, if any, shall be issued to the transferring Holder subject to applicable law. In connection with a transfer, the Warrant Agent will require a signature guarantee form from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. The delivery of the New Warrant Certificate by the Company to the transferee thereof shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a holder of a Warrant Certificate. The Warrant Agent shall not be required to effect any registration of transfer or exchange that will result in the issuance of a Warrant Certificate for a fraction of a Warrant. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrant Certificates required to be issued pursuant to the provisions of this Section 2(d), and the Company, whenever requested by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

3. Term of Warrants. Warrants shall be exercisable by the registered Holder at any time and from time to time on or after the Initial Issuance Date to and including the Expiration Date. At 5:00 p.m., New York time on the Expiration Date, any portion of a Warrant not exercised prior thereto shall be and become void and of no value.

4. Exercise of Warrants and Delivery of Warrant Shares.

(a)           A registered Holder may exercise the Warrants through a cashless exercise (a “Cashless Exercise”), which will be calculated by the Company and provided in writing to the Warrant Agent pursuant to Section 4(b) below if, and only if, an effective registration statement is not then available for the issuance of the Warrant Shares. If an effective registration statement is available for the issuance of the Warrant Shares, a registered Holder may only exercise the Warrants through a cash exercise (a “Cash Exercise”).

(b)           The Holder may effect a Cashless Exercise by indicating on a duly executed Election to Purchase that the Holder wishes to effect a Cashless Exercise, upon which the Company shall issue, or cause to be issued, to the
Holder the number of Warrant Shares determined as follows:

X = Y x (A-B)/A

where:      X = the number of Warrant Shares to be issued to the Holder;

Y = the number of Warrant Shares with respect to which the Warrant Certificates are being exercised;

A = the Market Price as of the Date of Exercise; and

B = the Exercise Price.

Upon receipt of an Election to Purchase indicating a Cashless Exercise, the Warrant Agent will promptly deliver a copy of the Election to Purchase to the Company to confirm the number of Warrant Shares issuable in connection with the Cashless Exercise. The Company shall calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no duty, responsibility or obligation to calculate, the number of Warrant Shares issuable in connection with any Cashless Exercise. The Warrant Agent shall be entitled to rely conclusively on any such written notice provided by the Company, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Agreement. In the event of a Cashless Exercise, the Company shall provide the Warrant Agent with the cost basis for all securities issued pursuant to such Cashless Exercise prior to the issuance of such securities. In the event of a Cash Exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued securities as the Exercise Price thereof.

(c)           Subject to the terms and conditions hereof, Warrants may be exercised by the Holder thereof on any day on or after the Initial Exercise Date but prior to 5:00 p.m., New York time on the Expiration Date, in whole or in part, upon delivery of a properly completed and duly executed Election to Purchase in the form attached hereto (with the Warrant Shares Exercise Log attached) to the Warrant Agent, pursuant to the notice provision set forth in Section 13, and, in the case of a Cash Exercise, assuming that payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase thereunder (which must be a whole number) in accordance with Section 9 is paid (the “Aggregate Exercise Price”) within two (2) Trading Days after delivery of a duly executed Election to Purchase; provided, that notwithstanding anything contained herein to the contrary, neither the Company nor the Warrant Agent shall be required to deliver the Warrant Shares to a Holder upon a Cash Exercise prior to the receipt of the Aggregate Exercise Price with respect to such Cash Exercise. The Company shall, within three Trading Days of the Date of Exercise, at the option of the Holder (i) to the extent that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, cause the Transfer Agent to credit the aggregate Warrant Shares issuable upon such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian System, or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder, or at the Holder’s instruction pursuant to the Election to Purchase, the Holder’s agent or designee, in each case pursuant to this clause (ii), sent by reputable overnight courier to the address specified in the applicable Form of Election to Purchase, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Election to Purchase), for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Upon delivery of a duly executed Election to Purchase, the Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of the relevant Warrant Certificate, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). For so long as there is a then effective registration statement covering the issuance of the Warrant Shares or if a Holder effects a Cashless Exercise, the Warrant Shares shall be issued free of all restrictive legends, and the Company shall, upon request of the Holder, if available, use commercially reasonable efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If fewer than all Warrant Shares issuable upon exercise of the relevant Warrant Certificate are purchased on such Date of Exercise, then the Company will execute and deliver to the Holder or its assigns a New Warrant Certificate (dated the date thereof) evidencing the unexercised portion of the relevant Warrant Certificate.

(d)           A Holder shall not have the right to exercise any portion of the Warrants, pursuant to this Section 4 or otherwise, to the extent that after giving effect to the issuance of Warrant Shares or any other security otherwise deliverable pursuant to such exercise, as set forth on the applicable Election to Purchase, such Holder (together with such Holder’s affiliates (as defined in Rule 13e-3 of the rules promulgated under the Exchange Act, an “Affiliate”), and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates), would have Beneficial Ownership (as defined below) of more than 19.999% of the number of outstanding shares of Common Stock or any other class of equity security (other than an exempted security) that is registered pursuant to Section 12 of the Exchange Act (a “Class”) (the “19.999% Ownership Limitation”).

(e)           Notwithstanding the provisions of subsection 4(d) above, during any period of time in which a Holder’s Beneficial Ownership of Common Stock or any other Class (excluding, for purposes of this calculation, the number of shares of Common Stock or any other Class issuable upon exercise of the Warrants and any other warrants issued contemporaneously with the Warrants) is less than 10%, a Holder shall not have the right to exercise any portion of the Warrants, pursuant to this Section 4 or otherwise, to the extent that after giving effect to the issuance of Warrant Shares or any other security otherwise deliverable pursuant to such exercise, as set forth on the applicable Form of Election to Purchase, such Holder (together with such Holder’s Affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates), would have Beneficial Ownership of more than 9.999% of the number of outstanding shares of Common Stock or any other Class (the “9.999% Ownership Limitation”).

(f)           Notwithstanding the provisions of subsections 4(d) and (e) above, during any period of time in which a Holder’s Beneficial Ownership of Common Stock or any other Class (excluding, for purposes of this calculation, the number of shares of Common Stock or any other Class issuable upon exercise of the Warrants and any other warrants issued contemporaneously with the Warrants) is less than 5%, a Holder shall not have the right to exercise any portion of the Warrants, pursuant to this Section 4 or otherwise, to the extent that after giving effect to the issuance of Warrant Shares or any other security otherwise deliverable pursuant to such exercise, as set forth on the applicable Election to Purchase, such Holder (together with such Holder’s Affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates), would have Beneficial Ownership of more than 4.999% of the number of outstanding shares of Common Stock or any other Class (the “4.999% Ownership Limitation”).

(g)           For purposes of subsections 4(d) through (f) above, unless otherwise indicated, the number of shares of Common Stock or any other Class “Beneficially Owned” by a Holder and its Affiliates (and any other Persons acting as a group together with a Holder or any of such Holder’s Affiliates) shall include the number of shares of Common Stock or any other Class issuable upon exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of shares of Common Stock or any other Class which would be issuable upon (i) exercise of the remaining, nonexercised portion of the Warrants beneficially owned by such Holder or any of its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) and (ii) exercise or conversion of the unexercised or nonconverted portion of  any other securities of the Company exercisable for or convertible into Common Stock or any other Class that are subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates). Except as set forth in the preceding sentence, for purposes of subsections 4(d) through (f), Beneficial Ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Company is not representing to any Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and each Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that a limitation contained in subsections 4(d) through (f) applies, the determination of whether the Warrants owned by a Holder are exercisable (in relation to other securities owned by such Holder together with its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates)) and of which portion of the Warrants owned by such Holder is exercisable shall be in the sole discretion of such Holder, and the submission of an Election to Purchase to the Warrant Agent shall be deemed to be such Holder’s determination of whether the Warrants owned by such Holder are exercisable (in relation to other securities owned by such Holder together with any of its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates)) and of which portion of such Warrants are exercisable, in each case subject to the 19.999% Ownership Limitation, 9.999% Ownership Limitation or 4.999% Ownership Limitation, as applicable, and neither the Company nor the Warrant Agent shall have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of subsections 4(d) through (f), in determining the number of outstanding shares of Common Stock or any other Class, a Holder may rely on the number of outstanding shares of Common Stock or any other Class as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock or such other Class outstanding. Upon the written or oral request of a Holder, the Company shall, within three Trading Days, confirm orally and in writing to the Holder the number of shares of Common Stock or any other Class then outstanding. In any case, the number of outstanding shares of Common Stock or any other Class shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder or its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) since the date as of which such number of outstanding shares of Common Stock or any other Class was reported.

(h)          A Holder, upon not less than 61 days’ prior notice to the Company, may increase either or both of the 4.999% Ownership Limitation and the 9.999% Ownership Limitation to any other percentage not in excess of the 19.999% Ownership Limitation. Any such increase will not be effective until the 61st day after such notice is delivered to the Company. A Holder may decrease either or both of the 4.999% Ownership Limitation and the 9.999% Ownership Limitation upon prior notice to the Company.

(i)           The provisions of subsections 4(d) through (h) shall be construed and implemented in a manner otherwise than in strict conformity with their terms in order to correct any portion thereof which may be defective or inconsistent with the intended beneficial ownership limitations therein contained or to make changes or supplements necessary or desirable to properly give effect to such limitations. The limitations contained in subsections 4(d) through (h) shall apply to a successor holder of the Warrants.

(j)           Upon receipt of an Election to Purchase, the Warrant Agent shall advise the Company in respect of (a) the number of Warrant Shares indicated on the Election to Purchase as issuable upon such exercise with respect to such exercised Warrants, (b) the instructions of each registered holder provided to the Warrant Agent with respect to delivery of the Warrant Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, and (c) such other information as the Company shall reasonably request. Upon receipt of such information from the Warrant Agent, and clearance of any funds received in payment of the Exercise Price, the Company shall promptly at its expense cause to be issued to the holder of such Warrants the total number of Warrant Shares for which such Warrants are being exercised. The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Agreement to calculate, the number of Warrant Shares or other securities or other consideration to be issued or paid upon any such exercise, and the Warrant Agent shall have no duty or obligation to investigate or confirm whether any such determination made by the Company is accurate or correct. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of its duties hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company.

(l)           In the case of a dispute as to Exercise Price or the arithmetic calculation of the number of Warrant Shares to be delivered to the Holder in the event of a Cashless Exercise, the Company shall submit the disputed arithmetic calculations via facsimile within two (2) Business Days of receipt of the Election to Purchase giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder  or (b) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.  In the case of any dispute over the number of Warrant Shares to be issued, the Company shall cause the Warrant Agent to deliver the number of Warrant Shares not in dispute.  Subject to the immediately preceding sentence, the Warrant Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the dispute has been settled.

5. Charges, Taxes and Expenses. Issuance and delivery of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax, or transfer agent fee in respect of the issuance of such certificates, all of which taxes shall be paid by the Company; provided, however, that the Company shall not be obligated to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liabilities that may arise as a result of holding or transferring any Warrant Certificate or receiving Warrant Shares upon exercise thereof. The Warrant Agent may refrain from registering any transfer or issue or delivery of any Warrant Certificates unless and until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the satisfaction of the Warrant Agent that such tax or charge, if any, has been paid.

6. Replacement of Warrant Certificate. If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Warrant Agent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such Warrant Certificate, a New Warrant Certificate, but only upon receipt of evidence reasonably satisfactory to the Warrant Agent of such loss, theft or destruction and customary and an open penalty surety bond satisfactory to the Warrant Agent and holding the Warrant Agent and Company harmless, absent written notice to the Warrant Agent that such Warrant Certificates have been acquired by a bona fide purchaser.  The Warrant Agent may, at its option, issue replacement Warrant Certificates for mutilated Warrant Certificates upon presentation thereof without such indemnity.

7. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of all outstanding Warrants as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of all outstanding Warrants (taking into account the adjustments and restrictions of Section 8). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized and issued, and be fully paid and nonassessable.  The Company shall provide an opinion of counsel prior to the Initial Issuance Date. The opinion shall state that all Warrants or Warrant Shares, as applicable, are (i) registered under the Securities Act of 1933, as amended, or are exempt from such registration, and all appropriate state securities law filings have been made with respect to the warrants or shares; and (ii) validly issued, fully paid and non-assessable.

8. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of each Warrant then outstanding are subject to adjustment from time to time as set forth in this Section 8; provided, however, that the Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an adjustment event has occurred or to calculate any of the adjustments set forth herein.

(a)            Stock Dividends and Splits. If the Company, (i) pays a stock dividend on its Common Stock, (ii) subdivides outstanding shares of Common Stock into a greater number of shares, or (iii) combines outstanding shares of Common Stock into a lesser number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)            Extraordinary Transactions. If, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer by the Company is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property and, in each case, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the Successor Entity (as defined below) or an affiliate of the Successor Entity of such transaction (in any such case, an “Extraordinary Transaction”), then each Holder’s Warrants will become the right thereafter to receive, upon exercise of his or her Warrants, the same amount and kind of securities, cash or property as such Holder would have been entitled to receive upon the occurrence of such Extraordinary Transaction if it had been, immediately prior to such Extraordinary Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the relevant Warrant (the “Alternate Consideration”) in lieu of Common Stock. The aggregate Exercise Price for each Warrant will not be affected by any such Extraordinary Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in an Extraordinary Transaction, then each Holder, to the extent practicable, shall be given the same choice as to the Alternate Consideration it receives upon any exercise of his or her Warrant following such Extraordinary Transaction. In addition, at the request of each Holder, upon surrender of such Holder’s Warrant, any successor to the Company or surviving entity in such Extraordinary Transaction shall issue to such Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. Each Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to an Extraordinary Transaction. Notwithstanding anything to the contrary, in the event of an Extraordinary Transaction other than one in which a Successor Entity that is a publicly traded corporation whose stock is quoted or listed for trading on an Eligible Market (as defined below) assumes a Holder’s Warrant such that the Warrant shall be exercisable for the publicly traded common stock of such Successor Entity, the Company or any Successor Entity shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Extraordinary Transaction, purchase such Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of such Warrant on the date of the consummation of such Extraordinary Transaction. As used herein, (A) “Black Scholes Value” means the value of the Holder’s Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on the Bloomberg Financial Markets (“Bloomberg”) determined as of the day of consummation of the applicable Extraordinary Transaction for pricing purposes and reflecting (1) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the closing of the applicable Extraordinary Transaction and the Expiration Date, (2) an expected volatility equal to the lesser of 100% or the 90-day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Extraordinary Transaction, (3) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Extraordinary Transaction and (4) a remaining option time equal to the time between the date of the closing of the applicable Extraordinary Transaction and the Expiration Date; (B) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity (as defined below)) formed by, resulting from or surviving any Extraordinary Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Extraordinary Transaction shall have been entered into; (C) “Eligible Market” means the NYSE MKT, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing); and (D) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Extraordinary Transaction. For purposes of the foregoing, the value of any non-cash consideration in any Extraordinary Transaction will be determined in good faith by the Board or the Board of Directors of the Successor Entity.

(c)           Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section, the number of Warrant Shares that may be purchased upon exercise of each Warrant shall be increased or decreased proportionately, as the case may be, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(d)           Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.

(e)           Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 8, the Company at its expense will reasonably promptly calculate such adjustment in accordance with the terms of this Agreement and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number of Warrant Shares or type of Alternate Consideration issuable upon exercise of each Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will reasonably promptly deliver to each Holder who makes a request in writing and to the Warrant Agent, a copy of each such certificate. Until such written certificate is received by the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that no such adjustments have been made, and the Warrant Agent shall have no duty or obligation to investigate or confirm whether any of the Company’s determination are accurate or correct. The Warrant Agent shall be entitled to rely conclusively on, and shall be fully protected in relying on, any certificate, notice or instructions provided by the Company with respect to any adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, or any related matter, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with any such certificate, notice or instructions or pursuant to this Warrant Agreement. The Warrant Agent shall not be deemed to have knowledge of any such adjustment unless and until it shall have received written notice thereof from the Company. The form of Warrant Certificate need not be changed because of any adjustment hereunder, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant Certificate that the Company may deem appropriate and that does not affect the substance thereof (including any of the rights, duties, obligations and liabilities of the Warrant Agent), and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

(f)           Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock (other than a dividend payable solely in shares of Common Stock) or (ii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Warrant Agent and each Holder a notice describing the material terms and conditions of such dividend, distribution or transaction. Notwithstanding anything to the contrary in this Section 8(f), the failure to deliver any notice under this Section 8(f) or any defect therein shall not affect the validity of the corporate action required to be described in such notice. Until the exercise of its, his or her Warrant or any portion of such Warrant, a Holder shall not have nor exercise any rights by virtue of ownership of a Warrant as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company other than as provided in this Section 8(f)).

(g)           Subsequent Equity Sales.

(i). Except as provided in subsection (g)(iii) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of subsections (g)(ii)(l) through (g)(ii)(6) hereof, deemed to have issued or sold, any Additional Shares of Common Stock (as defined below) for no consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Exercise Price shall be reduced as of the close of business on the effective date of the Trigger Issuance, to a price per share equal to (A) the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance, divided by (B) the number of Additional Shares of Common Stock issued or deemed issued in the Trigger Issuance, in each case, pursuant to subsections (g)(ii)(1) through (g)(ii)(6) below; provided, however, that in no event shall the Exercise Price, after giving effect to such Trigger Issuance, be greater than the then-existing Exercise Price. For purposes of this subsection (g), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection (g), other than Exempt Issuances (as defined in subsection (g)(iii) hereof).

(ii). For purposes of this subsection 8(g), the following subsections (g)(ii)(l) to (g)(ii)(6) shall also be applicable:

(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional  consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities.

Except as otherwise provided in subsection 8(g)(ii)(3), no adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities, provided that (a) except as otherwise provided in subsection 8(g)(ii)(3), no adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of Section 8(g).

(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 8(g)(ii)(1) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 8(g)(ii)(1) or 8(g)(ii)(2), or the rate at which Convertible Securities referred to in subsections 8(g)(ii)(1) or 8(g)(ii)(2) are convertible into or exchangeable for Common Stock shall change at any time (excluding changes under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this Section 8(g) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this Section 8(g) (including, without limitation, upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Exercise Price then in effect hereunder shall forthwith be changed to the Exercise Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(4) Consideration for Stock. If any Option or Convertible Security is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company, together comprising one integrated transaction, (x) such Option or Convertible Security (as applicable) will be deemed to have been issued for consideration equal to the Option Value (as defined below) thereof and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received or receivable by the Company minus (II) the Option Value of each such Option or Convertible Security (as applicable).  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, for purposes of calculating the consideration paid for the Options or Convertible Securities (but not the Option Value thereof), the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the volume weighted average prices of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities (but not the Option Value thereof) will be determined in good faith by the Board of Directors of the Company.  For purposes hereof, “Option Value” means the value of the applicable Option or Convertible Security (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option or Convertible Security (as the case may be) as of the date of issuance of such Option or Convertible Security (as the case may be) and (iii) an expected volatility equal to 40%.

(5) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Exercise Price shall be adjusted pursuant to this Section 8(g) to reflect the actual payment of such dividend or distribution.

(6) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 8(g).

(iii). Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 8(g) in respect of an Exempt Issuance. For the purposes of the Warrants, “Exempt Issuance” means the issuance of (a) shares of Common Stock, Convertible Securities, restricted stock units, Options or common stock equivalents to employees, consultants officers or directors of the Company pursuant to any existing or future stock option, restricted stock, stock purchase or other equity compensation plan or arrangement, including, without limitation, employee inducement awards and deferred compensation arrangements, duly adopted for such purpose, by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose, and the issuance of Common Stock in respect of such Convertible Securities, restricted stock units, Options or common stock equivalents, (b) securities (including Common Stock and common stock equivalents) upon the exercise, conversion or exchange of securities (including Convertible Securities and Options, and including the issuance of Common Stock in full satisfaction of any interest or coupon make-whole payments due in connection therewith) issued and outstanding on the date hereof, including the Warrants, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) securities issued (including Options and Convertible Securities) or the filing of a registration statement by the Company in connection with or in accordance with any Shareholder Rights Agreement as may be entered into from time to time by the Company to implement a so-called poison pill as the same may be amended, supplemented or modified, (d) securities issued (i) pursuant to acquisitions of businesses, entities, rights or other assets, (ii) in connection with strategic transactions, including joint ventures, manufacturing, marketing or distribution arrangements or technology license, transfer or development arrangements, and (iii) pursuant to any equipment leasing or loan arrangement, credit financing or debt financing (and the issuance of Common Stock upon the exercise of such securities, if applicable), in each case, approved by the Board and not primarily for the purpose of raising capital, as determined in good faith by the Board, (e) securities issued to vendors, consultants and service providers of the Company as compensation or to settle bona fide trade liabilities, and (f) securities issued in a transaction described in Section 8(a) or 8(b) above.

(h) Dividends and Other Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), except to the extent an adjustment was already made pursuant to Section 8(a) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Company shall reserve and put aside the maximum Distribution amount the Holder would have been entitled to receive if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution. Upon exercise of this Warrant, in whole or in part, the Company shall, contemporaneously with the delivery of the Warrant Shares, distribute to the Holder a pro rata portion of such Distribution based on the portion of the Warrant that has been exercised (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation, the Holder shall not be entitled to participate in such Distribution at such time and to such extent (or to beneficially own any such Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation, at which time or times the Holder shall be granted such Distribution (and any other Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(i) Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or to beneficially own any such Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(j) Voluntary Adjustment by the Company.  The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

9. Payment of Exercise Price. In the event of a Cash Exercise, the Holder shall pay the Aggregate Exercise Price by paying, in lawful money of the United States, by wire transfer, certified check or bank draft payable to the order of the Warrant Agent (or as otherwise agreed to by the Company) delivered to the Warrant Agent together with the Election to Purchase. A registered Holder may exercise the Warrants through a Cashless Exercise on the terms and subject to the conditions set forth in Section 4.

10. Holder not Deemed a Stockholder. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a Holder, shall not be entitled to vote or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in the Warrants be construed to confer upon the Holder, solely in such Person’s capacity as a Holder, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of the Warrants.

11. No Fractional Shares. No fractional shares will be issued in connection with any exercise of a Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Market Price on the Date of Exercise. Computershare shall not have any obligation to make any payments in lieu of fractional shares unless and until it receives specific written instructions to do so from the Company (including payment amounts and any necessary calculations). The Company shall provide an initial funding of one thousand dollars ($1000) for the purpose of issuing cash in lieu of fractional shares. From time to time thereafter, Computershare may request additional funding to cover fractional payments. Computershare shall have no obligation to make fractional payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto

12. Exchange Act Filings. The Holder agrees and acknowledges that it shall have sole responsibility for making any applicable filings with the U.S. Securities and Exchange Commission pursuant to Sections 13 and 16 of the Exchange Act as a result of its acquisition of any Warrant and the Warrant Shares and any future retention or transfer thereof.

13. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Election to Purchase) shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (with telephone confirmation of receipt) at the facsimile number specified in this Section prior to 5:00 p.m. (New York time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile (with telephone confirmation of receipt) at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

if to the Company:
Solar3D, Inc.
26 West Mission Avenue, Suite 8
Santa Barbara, CA 93101
Attn: Chief Executive  Officer
Facsimile No.: (805)456-0600

with a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attn: Gregory Sichenzia, Esq.
Facsimile No.: (212) 930-9725

if to the Warrant Agent: if to the Holder:
Computershare Inc.
480 Washington Blvd, 29th Floor
Jersey City, NJ 07310
Attn: Corp Actions Relationship Manager

Or

Computershare Inc.
250 Royall Street
Canton, MA 02021
Attn: Corp Actions Relationship Manager
Computershare NA

with copy (which shall not constitute notice) to:

Computershare Inc.
250 Royall Street
Canton, MA 02021
Attn: Legal Department

to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 13.

14. Warrant Agent.

(a)           The Company hereby appoints the Warrant Agent to act  as agent of the Company in accordance with the express terms and conditions of this Agreement, and the Warrant Agent hereby accepts such appointment.

(b)           The Warrant Agent shall not by any act hereunder be deemed to make any representation as to validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon) or of any securities or other property delivered upon exercise of any Warrant, or as to the number or kind or amount of securities or other property deliverable upon exercise of any Warrant or the correctness of the representations of the Company made in such certificates that the Warrant Agent receives.

(c)           The Warrant Agent shall not have any duty to calculate or determine any required adjustments with respect to the Exercise Price and/or the number of Warrant Shares or the kind and amount of securities or other property receivable by Holders upon the exercise of Warrants, nor to determine the accuracy or correctness of any such calculation.

(d)           The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted to be taken by it in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized, (ii) be responsible for any failure by the Company to comply with any of its obligations contained in this Agreement or in the Warrant Certificates, (iii) be liable for any act or omission in connection with this Agreement except for its own bad faith, gross negligence or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction) or (iv) have any responsibility to determine whether a transfer of a Warrant complies with applicable securities laws.

(e)           The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, or the Secretary or any Assistant Secretary of the Company and to apply to any such officer for written instructions (which will then be reasonably promptly given) and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with the instructions of any such officer, except for its own bad faith, gross negligence or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction), but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such or may require such further or additional evidence as it may deem reasonable.

(f)           The Warrant Agent may exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided that a final judgment of a court of competent jurisdiction has not determined that the Warrant Agent acted with bad faith, gross negligence or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction) in the continued employment of any persons. The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against or arising out of or in connection with this Agreement.

(g)           The Company will take such action as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

(h)           The Warrant Agent shall act solely as agent of the Company hereunder. The Warrant Agent shall only be liable for the failure to perform such duties as are specifically set forth herein.

(i)           The Warrant Agent may consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by it in accordance with the opinion or advice of such counsel.

(j)           The Company agrees to pay to the Warrant Agent compensation for all services rendered by the Warrant Agent hereunder as the Company and the Warrant Agent may agree from time to time, and to reimburse the Warrant Agent for reasonable expenses incurred in connection with the negotiation, preparation, delivery, execution, modification, waiver, delivery, enforcement, amendment or administration of this Agreement and the exercise and performance of its duties hereunder (including the reasonable compensation and expenses of its counsel), and further agrees to indemnify the Warrant Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on its part (each as determined by a final judgment of a court of competent jurisdiction), arising out of or in connection with the acceptance and administration of this Agreement and the exercise and performance of its duties hereunder.

(k)           The Warrant Agent, and any shareholder, director, officer or employee of the Warrant Agent, may buy, sell or deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

(l)            No resignation or removal of the Warrant Agent and no appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent as provided herein. The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction)) after giving written notice to the Company. The Company may remove the Warrant Agent upon written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the Company’s expense, cause to be mailed (by first class mail, postage prepaid) to each Holder of a Warrant at such Holder’s last address as shown on the register of the Company maintained by the Warrant Agent a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new warrant agent. If the Company fails to do so within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the resigning Warrant Agent or the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 14(l), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

(m)           Any Person into which the Warrant Agent or any new warrant agent may be merged or converted or any Person resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any Person to which the Warrant Agent transfers substantially all of its corporate trust or shareowner services business shall be a successor Warrant Agent under this Agreement without any further act, provided that such Person (i) would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 14(l) or (ii) is a wholly owned subsidiary of the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to each Holder in accordance with Section 13.

(n)           The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against, any costs, expenses (including reasonable fees and expenses of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its own gross negligence, bad faith, or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction).

(o)           From time to time, the Company may provide the Warrant Agent with written instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time the Warrant Agent may apply to any officer of the Company for written instruction, and may consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. The Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken, suffered or omitted to be taken by it in reliance upon any Company instructions or upon the advice or opinion of such counsel. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

(p)           Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought.

(q)           All rights and obligations contained in this Section 14 shall survive the termination of this Agreement and the resignation, replacement, incapacity or removal of the Warrant Agent. All fees and expenses incurred by the Warrant Agent prior to the resignation, replacement, incapacity or removal of the Warrant Agent shall be paid by the Company in accordance with Section 14(j) notwithstanding such resignation, replacement, incapacity or removal of the Warrant Agent.

(r)           In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(s)           In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company that eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

(t)           The Warrant Agent shall not be required to use or risk its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in the Warrant Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity satisfactory to it.

15. Miscellaneous.

(a)           Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Company, the Warrant Agent and the Holders, and their respective successors and assigns. Subject to the preceding sentence, nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or cause of action under this Agreement.

(b)           Amendments and Waivers. The Company may, without the consent of the Holders, by supplemental agreement or otherwise, add to the covenants and agreements of the Company for the benefit of the Holders, or surrender any rights or power reserved to or conferred upon the Company in this Agreement; provided that, such changes or corrections shall not adversely affect the interests of Holders of then outstanding Warrants in any material respect. The Company may, with the consent, in writing or at a meeting, of the Holders of outstanding Warrants exercisable for two-thirds of the Warrant Shares, amend in any way, by supplemental agreement or otherwise, this Agreement and/or all of the outstanding Warrant Certificates; provided, however, that no such amendment shall adversely affect any Warrant differently than it affects all other Warrants, unless the Holder thereof consents thereto. The Warrant Agent shall at the request of the Company, and without need of independent inquiry as to whether such supplemental agreement is permitted by the terms of this Section 15(b), join with the Company in the execution and delivery of any such supplemental agreements, but shall not be required to join in such execution and delivery for such supplemental agreement to become effective. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 15. Notwithstanding the foregoing, the Warrant Agent may, but shall not be obligated to, execute any amendment or supplement that affects Warrant Agent's rights, duties, immunities, liabilities or obligations hereunder.

(c)           Choice of Law, etc. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of New York, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(d)           Interpretation. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e)           Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement; provided, however, that notwithstanding anything herein to the contrary, if any such excluded provision shall affect the rights, immunities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to immediately resign.

(f)           Further Assurances. The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g)           Consequential Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, punitive, special or incidental damages (including but not limited to lost profits) under any provisions of this Agreement, or arising out of any act or failure to act hereunder, even if that party has been advised of or has foreseen the possibility of such damages.

(h)           Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services provided hereunder, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

(i)           Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile, PDF and other electronic signatures shall constitute original signatures for all purposes of this Agreement.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its authorized officer as of the date first indicated above.

Solar3D, Inc.

By:
Name:	James Nelson
Title:	Chief Executive Officer

[Signature Page to Warrant Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its authorized officer as of the date first indicated above.

COMPUTERSHARE TRUST COMPANY, N.A., and COMPUTERSHARE INC., On behalf of both entities

By:
Name:
Title:

[Signature Page to Warrant Agreement]

Exhibit A

EXERCISABLE ON OR AFTER MARCH 9, 2015
AND ON OR BEFORE THE EXPIRATION DATE

No.	Warrant to Purchase Shares

Warrant Certificate

WARRANTS TO ACQUIRE COMMON STOCK OF SOLAR3D, INC.

This Warrant Certificate certifies that             , or registered assigns, is the registered holder of a Warrant (the “Warrant”) to acquire from Solar3D, Inc., a Delaware corporation (the “Company”), the number of fully paid and non-assessable shares of Common Stock, $0.001 par value, of the Company (the “Common Stock”) specified above for consideration equal to the Exercise Price (as defined in the Warrant Agreement (as defined below)) per share of Common Stock. The Exercise Price and number of shares of Common Stock and/or type of securities or property issuable upon exercise of the Warrant are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement. The Warrant evidenced by this Warrant Certificate shall not be exercisable after and shall terminate and become void as of 5:00 P.M., New York time, on March 9, 2020 (the “Expiration Date”).

The Warrant evidenced by this Warrant Certificate is part of a duly authorized issue of warrants expiring on the Expiration Date entitling the Holder hereof to receive shares of Common Stock, and is issued or to be issued pursuant to a Warrant Agreement dated March  [  ], 2015 (the “Warrant Agreement”), duly executed and delivered by the Company to Computershare Inc. and Computershare Trust Company, N.A, as warrant agent (together, the “Warrant Agent”, which term includes any successor warrant agent under the Warrant Agreement), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Holders (“Holders” meaning, from time to time, the registered holders of the warrants issued thereunder). To the extent any provisions of this Warrant Certificate conflicts with any provision of the Warrant Agreement, the provisions of the Warrant Agreement shall apply. A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company at 26 West Mission Avenue, Suite 8, Santa Barbara, CA 93101 Attn: Chief Executive Officer. Capitalized terms not defined herein have the meanings ascribed thereto in the Warrant Agreement.

This Warrant may be exercised, in whole or in part, at any time on or after March 9, 2015 and on or before the Expiration Date, subject to the terms of the Warrant Agreement including, but not limited to, Section 4 thereof, by delivering the Form of Election to Purchase attached hereto properly completed and executed, together with payment of the Aggregate Exercise Price in accordance with Section 4 of the Warrant Agreement, if applicable. Each exercise must be for a whole number of Warrant Shares. In the event that upon any exercise of the Warrant evidenced hereby the number of shares of Common Stock acquired shall be less than the total number of shares of Common Stock which may be purchased pursuant to this Warrant, a new Warrant Certificate evidencing the unexercised portion of this Warrant shall be registered in the name of the Holder hereof or such Holder’s assignee.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth in this Warrant Certificate may, subject to certain conditions, be adjusted, and that upon the occurrence of certain events the number of shares of Common Stock and/or the type of securities or other property issuable upon the exercise of this Warrant shall be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of this Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the office of the Warrant Agent designated for such purpose by the registered Holder thereof in person or by such Holder’s legal representative or attorney duly appointed and authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate the right to purchase a like number of Warrant Shares.

Each taker and holder of this Warrant Certificate, by taking or holding the same, consents and agrees that the holder of this Warrant Certificate when duly endorsed in blank may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby or the person entitled to the transfer hereof on the register of the Company maintained by the Warrant Agent, any notice to the contrary notwithstanding, provided that until such transfer on such register, the Company and the Warrant Agent may treat the registered Holder hereof as the owner for all purposes.

Except as otherwise set forth in the Warrant Agreement, this Warrant does not entitle any Holder to any of the rights of a stockholder of the Company.

This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the undersigned have caused this Certificate to be executed as of the date set forth below.

SOLAR3D, INC.

By:
Name: James Nelson
Title: Chief Executive Officer
DATED:

Countersigned: Computershare N.A. as Warrant Agent

By:
Name:
Title:

Warrant Certificate

FORM OF ELECTION TO PURCHASE

To Solar3D, Inc.:

In accordance with the Warrant Certificate enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to exercise the Warrant with respect to                          Warrant Shares in accordance with the terms of the Warrant Agreement.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

             a Cash Exercise; or

             a Cashless Exercise (provided, however, that, pursuant to the Warrant Agreement, this form of exercise shall only be available if an effective registration statement is not available for the issuance of the Warrant Shares).

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price, in lawful money of the United States, in cash, by wire transfer, by certified check or by bank draft payable to the order of the Warrant Agent (or as otherwise agreed to by the Company) delivered to the Warrant Agent.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

Name:

Address:

The undersigned requests delivery of the certificates:

             using DTC’s Fast Automated Securities Transfer Program, if available; or

             by overnight courier to the physical address specified above

Social Security or Tax I.D. No.:

Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                  the right represented by the within Warrant Certificate to purchase                      shares of Common Stock of Solar3D, Inc. to which the within Warrant Certificate relates and appoints                          attorney to transfer said right on the books of Solar3D, Inc. with full power of substitution in the premises.

Dated:                             ,

(Signature must conform in all respects to name of holder
as specified on the front page of the Warrant Certificate)

Address of Transferee

In the presence of: